SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

STRATASYS LTD.

(Exact Name of Registrant as Specified in its Charter)

Israel	Not applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Stratasys, Inc. 7665 Commerce Way Eden Prairie, Minnesota 55344	1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot, Israel 76124
(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Ordinary Shares, par value NIS 0.01 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on September 28, 2023 as set forth below:

Item 1. Description of Securities To Be Registered.

On December 21, 2023, Stratasys Ltd. (the “Company”) entered into an amendment (the “Third Amendment”) to that certain Rights Agreement dated as of July 25, 2022 (as amended, the “Rights Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as rights agent.

The Third Amendment accelerates the expiration of the Company’s share purchase rights (the “Rights”) under the Rights Agreement to 5:00 P.M., New York time, on December 21, 2023, and the Rights Agreement terminated at such time. At the time of the termination of the Rights Agreement, all Rights distributed to holders of the Company’s ordinary shares pursuant to the Rights Agreement expired.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, which serves as Exhibit 4.1 to this Form 8-A/A and is incorporated herein by reference.

Item 2. Exhibits.

4.1	Third Amendment to Rights Agreement, dated as of December 21, 2023, between Stratasys Ltd. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 to the Report of Foreign Private Issuer on Form 6-K furnished by the Company to the Commission on December 21, 2023).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STRATASYS LTD.

Dated: December 21, 2023	By:	/s/ Eitan Zamir
	Name:	Eitan Zamir
	Title:	Chief Financial Officer

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